Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 15, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q2 Results

PHILADELPHIA, PA, August 15, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $50 million and $62 million for the three and six months ended July 31, 2017, respectively. Earnings per diluted share were $0.44 and $0.54 for the three and six months ended July 31, 2017, respectively.

Total Company net sales for the second quarter of fiscal 2018 were $873 million, a 2% decrease as compared to the same quarter last year. Comparable Retail segment net sales, which include the comparable direct-to-consumer channel, decreased 4.9%. By brand, comparable Retail segment net sales increased 2.9% at Free People, but decreased 4.0% at the Anthropologie Group and 7.9% at Urban Outfitters. The decline in comparable Retail segment net sales was due to negative retail store sales, which was partially offset by continued sales growth in our direct-to-consumer channel. Wholesale segment net sales increased 10%.

“While we are disappointed in our second quarter performance, we have a number of initiatives underway including: speed to customer, international growth, wholesale expansion and digital investments,” said Richard A. Hayne, Chief Executive Officer. “We believe these initiatives combined with encouraging fashion apparel trends could lead to improved topline performance in future quarters,” finished Mr. Hayne.

Net sales by brand and segment for the three and six month periods were as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Net sales by brand
Urban Outfitters	$323,828	$353,837	$608,615	$652,726
Anthropologie Group	362,449	366,610	673,505	680,683
Free People	180,228	164,421	339,735	308,935
Food and Beverage	6,426	5,700	12,266	10,801

Total Company	$872,931	$890,568	$1,634,121	$1,653,145

Net sales by segment
Retail Segment	$790,628	$815,762	$1,480,980	$1,515,955
Wholesale Segment	82,303	74,806	153,141	137,190

Total Company	$872,931	$890,568	$1,634,121	$1,653,145

For the three and six months ended July 31, 2017, the gross profit rate decreased 440 basis points and 369 basis points versus the prior year’s comparable periods, respectively. The decline in gross profit rate for both periods was driven by higher markdowns due to underperforming women’s apparel and accessories product at Anthropologie and Urban Outfitters, deleverage in delivery and logistics expenses primarily due to the penetration of the direct-to-consumer channel and deleverage in initial merchandise mark-ups at the Anthropologie and Urban Outfitters brands due to a change in product mix.

As of July 31, 2017, total inventory decreased by $2 million, or 0.6%, on a year-over-year basis. Comparable Retail segment inventory decreased 4.6% at cost, which was partially offset by inventory to stock non-comparable stores.

Selling, general and administrative expenses decreased by $2.1 million, or 1.0%, during the three months ended July 31, 2017, compared to the prior year’s comparable period primarily due to the net benefit of our store organization project. For the three months ended July 31, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, deleveraged by 26 basis points when compared to the prior year’s comparable period primarily due to the negative comparative Retail segment net sales and increased spending in digital marketing. Selling, general and administrative expenses increased by $5.2 million, or 1.2%, during the six months ended July 31, 2017, compared to the prior year’s comparable period primarily due to approximately $8.1 million, or 50 basis points, of nonrecurring expenses related to severance and fees associated with our store organization project. For the six months ended July 31, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, deleveraged by 62 basis points when compared to the prior year’s comparable period primarily due to the nonrecurring expenses related to our store organization project and the negative comparable Retail segment net sales.

The Company’s effective tax rate for the second quarter of fiscal 2018 was 35.1% compared to 35.5% in the prior year period. The effective tax rate for the first half of fiscal 2018 is 37.1% compared to 36.7% in the prior year period. The increase in the first half effective tax rate was due to the ratio of foreign taxable losses to global taxable profits in the first half and the prospective adoption of the new accounting standard related to share-based compensation.

Net income for the three and six months ended July 31, 2017, was $50 million and $62 million, respectively, and earnings per diluted share was $0.44 and $0.54, respectively.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 5.0 million common shares for approximately $91 million during the six months ended July 31, 2017. The Company repurchased and subsequently retired 1.3 million common shares for approximately $46 million under this authorization during the year ended January 31, 2017. As of July 31, 2017, 1.0 million common shares are remaining under this authorization.

During the six months ended July 31, 2017, the Company opened a total of 12 new locations including: 6 Free People stores, 4 Urban Outfitters stores, 1 Anthropologie Group store and 1 Food and Beverage restaurant; and closed 6 locations including: 3 Free People stores, 1 Urban Outfitters store, 1 Anthropologie Group store and 1 Food and Beverage restaurant.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada, and Europe and websites; 225 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 130 Free People stores in the United States and Canada, catalogs and websites and 12 Food and Beverage restaurants, as of July 31, 2017. Free People wholesale sells its product through approximately 1,900 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/m3hzew4w

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2017	2016	2017	2016
Net sales	$872,931	$890,568	$1,634,121	$1,653,145
Cost of sales	575,588	548,057	1,096,998	1,048,743

Gross profit	297,343	342,511	537,123	604,402
Selling, general and administrative expenses	222,163	224,299	440,907	435,707

Income from operations	75,180	118,212	96,216	168,695
Other income (expense), net	1,736	1,071	2,055	(506)

Income before income taxes	76,916	119,283	98,271	168,189
Income tax expense	27,001	42,368	36,418	61,712

Net income	$49,915	$76,915	$61,853	$106,477

Net income per common share:
Basic	$0.44	$0.66	$0.54	$0.91

Diluted	$0.44	$0.66	$0.54	$0.91

Weighted-average common shares outstanding:
Basic	113,500,381	117,133,169	114,865,336	117,218,013

Diluted	113,760,647	117,383,132	115,126,977	117,484,131

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.9%	61.5%	67.1%	63.4%

Gross profit	34.1%	38.5%	32.9%	36.6%
Selling, general and administrative expenses	25.5%	25.2%	27.0%	26.4%

Income from operations	8.6%	13.3%	5.9%	10.2%
Other income (expense), net	0.2%	0.1%	0.1%	0.0%

Income before income taxes	8.8%	13.4%	6.0%	10.2%
Income tax expense	3.1%	4.8%	2.2%	3.8%

Net income	5.7%	8.6%	3.8%	6.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31, 2017	January 31, 2017	July 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$276,759	$248,140	$243,116
Marketable securities	110,195	111,067	59,231
Accounts receivable, net of allowance for doubtful accounts of $592, $588 and $876, respectively	75,530	54,505	95,003
Inventory	365,176	338,590	367,197
Prepaid expenses and other current assets	110,017	129,095	94,663

Total current assets	937,677	881,397	859,210
Property and equipment, net	843,058	867,786	878,607
Marketable securities	25,960	44,288	26,000
Deferred income taxes and other assets	115,906	109,166	110,279

Total Assets	$1,922,601	$1,902,637	$1,874,096

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$159,756	$119,537	$134,825
Accrued expenses, accrued compensation and other current liabilities	210,399	233,391	222,352

Total current liabilities	370,155	352,928	357,177
Long-term debt	—	—	50,000
Deferred rent and other liabilities	243,633	236,625	221,901

Total Liabilities	613,788	589,553	629,078

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 111,280,653, 116,233,781 and 117,136,520 issued and outstanding, respectively	11	12	12
Additional paid-in-capital	—	—	7,112
Retained earnings	1,332,145	1,347,141	1,264,821
Accumulated other comprehensive loss	(23,343)	(34,069)	(26,927)

Total Shareholders’ Equity	1,308,813	1,313,084	1,245,018

Total Liabilities and Shareholders’ Equity	$1,922,601	$1,902,637	$1,874,096